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                                                                   Exhibit 10.28


                           SERIES D-1 PREFERRED STOCK

                               PURCHASE AGREEMENT

                           Dated as of April 27, 2001

                                      Among

                         Monitronics International, Inc.

                                       and

                             ABRY Partners IV, L.P.

                                       and

                        ABRY Investment Partnership, L.P.

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                                TABLE OF CONTENTS

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1.   Authorization and Sale of Shares..........................................................................1

        1A.    Authorization...................................................................................1
        1B.    Sale of Initial Shares of Series D-l Preferred Stock............................................1
        1C.    Sale of Additional Shares of Series D-1 Preferred Stock at the Option of the Company............1
        1D.    Sale of Additional Shares of Series D-1 Preferred Stock at the Option of the Purchasers.........2
        1E.    Use of Proceeds.................................................................................4
        1F.    HSR Act Matters.................................................................................4

2.   The Closings..............................................................................................4

        2A.    The Initial Closing.............................................................................4
        2B.    The Put Option Closing..........................................................................5
        2C.    The Call Option Closing.........................................................................5

3.   Representations and Warranties of the Company.............................................................6

        3A.    Organization and Standing.......................................................................6
        3B.    Capitalization..................................................................................6
        3C.    Subsidiaries, Etc...............................................................................7
        3D.    Shareholder List and Agreements.................................................................7
        3E.    Issuance of Shares..............................................................................7
        3F.    Authority for Agreement.........................................................................8
        3G.    Governmental Consents...........................................................................8
        3H.    Litigation......................................................................................8
        3I.    Financial Statements............................................................................9
        3J.    Absence of Liabilities..........................................................................9
        3L.    Taxes...........................................................................................9
        3M.    Property and Assets............................................................................10
        3N.    Intellectual Property..........................................................................10
        3O.    Insurance......................................................................................11
        3P.    Material Contracts and Obligations.............................................................11
        3Q.    Compliance.....................................................................................12
        3R.    Absence of Changes.............................................................................12
        3S.    Employees......................................................................................14
        3T.    Employee Benefits..............................................................................14
        3U.    Books and Records..............................................................................15
        3V.    Accounts Receivable............................................................................15
        3W.    Monitoring Contract Data.......................................................................15
        3X.    Disclosures....................................................................................15

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
4.   Representations and Warranties of the Purchasers.........................................................16

        4A.    Investment.....................................................................................16
        4B.    Authority......................................................................................16
        4C.    Governmental Consents..........................................................................16
        4D.    Accredited Investor............................................................................16
        4E.    Nature and Relationship of Purchasers..........................................................16

5.   Conditions to the Obligations of the Purchasers..........................................................17

        5A.    Conditions to the Obligations of the Purchasers with Respect to the Initial Closing............17
        5B.    Conditions to the Obligations of the Purchasers with Respect to Each Option Closing............18

6.   Condition to the Obligations of the Company with Respect to each Closing.................................20

7.   Covenants of the Company.................................................................................21

        7A.    Inspection and Observation.....................................................................21
        7B.    Financial Statements and Other Information.....................................................21
        7C.    Material Changes and Litigation................................................................22
        7D.    Proprietary Information Agreements.............................................................22
        7E.    Termination of Covenants.......................................................................22
        7F.    Reservation of Series D-2 Preferred Stock and Common Stock.....................................22

8.   Transfer of Shares.......................................................................................22

        8A.    Restrictions...................................................................................22
        8B.    Legends........................................................................................22

9.   Definitions..............................................................................................23

10.  Miscellaneous............................................................................................27

        10A.   Successors and Assigns.........................................................................27
        10B.   Confidentiality................................................................................27
        10C.   Survival of Representations and Warranties.....................................................27
        10D.   Expenses.......................................................................................27
        10E.   Notices........................................................................................29
        10F.   Brokers........................................................................................29
        10G.   Entire Agreement...............................................................................29
        10H.   Amendments and Waivers.........................................................................29
        10I.   Counterparts...................................................................................30
        10J.   Descriptive Headings...........................................................................30
        10K.   Severability...................................................................................30
        10L.   Governing Law..................................................................................30
        10M.   Further Assurances.............................................................................30

                                       ii

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
        10N.   Indemnification................................................................................30
        10O.   Legal Representation...........................................................................31

                                    EXHIBITS

Exhibit A   Schedule of Purchasers
Exhibit B   Articles of Amendment
Exhibit C   Exceptions Schedule
Exhibit D   Monitoring Contract Data
Exhibit E   Opinion of Glast, Phillips & Murray, P.C.
Exhibit F   Third Amended and Restated Shareholders Agreement
Exhibit G   Third Amended and Restated Registration Agreement
Exhibit H   Amendment Agreement
Exhibit I   Second Amended and Restated Co-Sale Agreement
Exhibit J   Pledge Agreement
Exhibit K   Affiliate Subordination Agreement

                           SERIES D-I PREFERRED STOCK
                               PURCHASE AGREEMENT

     This Series D-I Preferred Stock Purchase Agreement (the "Agreement"), dated as of April 27, 2001, is entered into by and among Monitronics International, Inc., a Texas corporation (the "Company"), and the Persons listed on Exhibit A attached hereto (individually, a "Purchaser" and, collectively, the "Purchasers"). Capitalized terms not defined elsewhere herein shall have the respective meanings assigned to them in Part 9 of this Agreement.

     In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

     1. Authorization and Sale of Shares.

          1A. Authorization. The Company has, or before the Initial Closing (as defined in Paragraph 2A of this Agreement) will have, duly authorized the issuance and sale, pursuant to the terms of this Agreement, of up to 70,000 shares of its Series D- 1 Preferred Stock (the "Series D-1 Preferred Stock"), having the rights, restrictions, privileges and preferences set forth in the Articles of Amendment to the Articles of Incorporation attached as Exhibit B (the "Articles of Amendment"). The Company has, or before the Initial Closing will have, adopted and filed the Articles of Amendment with the Secretary of State of the State of Texas. The shares of Series DI Preferred Stock being sold under this Agreement and, unless the context otherwise requires, the shares of Series D-2 Preferred Stock and Class A Common Stock issued or issuable upon the conversion of such shares of Series D-1 Preferred Stock are referred to as "Shares".

          1B. Sale of Initial Shares of Series D-l Preferred Stock. Subject to the terms and conditions of this Agreement, at the Initial Closing, the Company will issue and sell to the Purchasers, and each of the Purchasers will purchase, the number of shares of Series D-l Preferred Stock (the "Initial Shares") set forth opposite such Purchaser's name on Exhibit A under the heading "Number of Initial Shares" for the purchase price of $1,000 per share.

          1C. Sale of Additional Shares of Series D-1 Preferred Stock at the Option of the Company.

               (i) At any time during the 12-month period (the "Put Option Period") beginning on the Initial Closing Date (as defined in Paragraph 2A of this Agreement), subject to the terms and conditions of this Agreement, at one or more Put Option Closings (as defined in Paragraph 2B of this Agreement), the Company shall have the right (the "Put Rights") to require the Purchasers to purchase, in the aggregate, up to 20,000 authorized but unissued shares of Series D- 1 Preferred Stock (the "Put Option Shares") for the purchase price of $1,000 per share.

               (ii) If the Company chooses to exercise its Put Rights, the Company shall deliver a notice (each, a "Put Notice") to each Purchaser during the Put Option Period setting forth (a) the number of Put Option Shares to be purchased by the Purchasers on the Put Option Closing Date (as defined in Paragraph 2B of this Agreement) and (b) the date of the Put Option Closing Date (which shall be no less than 30 days after the date of the receipt by the Purchasers of such Put Notice and, if the purchase of Put Option Shares by the Purchasers is subject to a filing under the HSR Act, such specified date shall be extended up to 15 Business

Days after any applicable waiting period under the HSR Act shall have expired or been terminated); provided, however, (1) the number of Put Option Shares set forth in any Put Notice (other than the final Put Notice) shall not be less than 5,000 and (2) no more than one Put Notice may be delivered during any 30-day period. No Put Option Closing may occur more than 30 days after the expiration of the Put Option Period, unless the purchase of Put Option Shares by the Purchasers is subject to a filing under the HSR Act, in which case such period shall be extended to 15 Business Days after any applicable waiting period under the HSR Act shall have expired or been terminated. On each Put Option Closing Date, the Company will issue and sell to the Purchasers, and the Purchasers will purchase, the number of Put Option Shares set forth in the Put Notice (which number, together with all Put Option Shares sold at prior Put Option Closings, shall not exceed the number of Put Option Shares set forth in Subparagraph (i) above) for the purchase price of $1,000 per share. The number of Put Option Shares specified in the Put Notice which the Company has elected to sell shall be purchased by the Purchasers on a pro rata basis based upon the percentage that the number of Initial Shares purchased by each Purchaser on the Initial Closing Date represents out of the total number of Initial Shares purchased by all of the Purchasers on the Initial Closing Date or in such other proportion as the Purchasers may specify.

          1D. Sale of Additional Shares of Series D-1 Preferred Stock at the Option of the Purchasers.

               (i) Within 10 days after the expiration of the Put Option Period, the Company shall deliver to each of the Purchasers a notice (the "Initial Financing Notice") setting forth the amount (the "Initial Financing Amount") of gross proceeds (net of any amount (other than reimbursement of reasonable and customary expenses) paid to any provider of financing or any Affiliate thereof) received by the Company from the issuance of Put Option Shares or other debt or equity securities during the Put Option Period (provided that the Initial Financing Amount will not include any such gross proceeds that the Company has used or is permitted to use to repay indebtedness of the Company, other than indebtedness that the Company may reborrow under revolving debt commitments in effect at the end of the Put Option Period), along with backup documentation of the Initial Financing Amount raised by the Company, and absent written objection by the Purchasers to the Initial Financing Amount specified therein within 15 Business Days of the receipt by the Purchasers of such Initial Financing Notice, the Initial Financing Amount specified in the Initial Financing Notice shall be final and conclusive. The Purchasers shall have the right to retain, at their expense, a certified public accounting firm to inspect the Company's books and records to make an independent determination of the Initial Financing Amount specified in the Initial Financing Notice within 30 days of the receipt by the Purchasers of such Initial Financing Notice. In the event that the Company shall dispute the conclusions of the Purchasers' certified public accounting firm, the Company and the Purchasers agree to retain, at the Company's expense, an internationally recognized accounting firm (the "Deciding Accountant") mutually acceptable to them to independently determine the Initial Financing Amount within 30 days and such determination shall be final and conclusive. The "Final Determination Date" means the earliest of (a) the 30th day after receipt of the Initial Financing Notice, if the Purchasers have not raised any objection, (b) the date on which the parties hereto agree upon the Initial Financing Amount, and (c) the date on which the Deciding Accountant delivers written notice to the Company and the Purchasers of its decision with respect to the Initial Financing Amount. During the period (the "Additional Financing Period")

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beginning on the expiration of the Put Option Period and ending on the date of the delivery of a Call Notice (as defined in Paragraph ID(iii) of this Agreement), the Company shall promptly deliver to each of the Purchasers a notice (each, an "Additional Financing Notice") setting forth the amount (each, an "Additional Financing Amount" and, together with the Initial Financing Amount, the "Financing Amount") of gross proceeds (net of any amount (other than reimbursement of reasonable and customary expenses) paid to any provider of financing or any Affiliate thereof) received by the Company from the issuance of Put Option Shares or other debt or equity securities during the Additional Financing Period (provided that any Additional Financing Amount will not include any such gross proceeds that the Company has used or is permitted to use to repay indebtedness of the Company, other than indebtedness that the Company may reborrow under revolving debt commitments in effect at the end of the Additional Financing Period), along with backup documentation of the Additional Financing Amount raised by the Company. Subject to the rights of the Purchasers to object to the Additional Financing Amount set forth in any Additional Financing Notice in accordance with the dispute resolution provisions set forth above, each Additional Financing Amount shall be included in the Financing Amount.

               (ii) If the Financing Amount (as determined pursuant to Subparagraph (i) above) is less than $20,000,000, at any time during the 60-day period (the "Call Option Period") beginning on the Final Determination Date, subject to the terms and conditions of this Agreement, at the Call Option Closing (as defined in Paragraph 2C of this Agreement), the Purchasers shall have a one-time right (the "Call Right") to purchase from the Company up to such number of authorized but unissued shares of Series D-l Preferred Stock (the "Call Option Shares" and, together with the Put Option Shares, the "Option Shares") in an amount equal to (a), $20,000,000 minus the Financing Amount divided by (b) $1,000, for the purchase price of $1,000 per share. Notwithstanding the foregoing, the Call Option Period shall be tolled during any period in which the Purchasers have objected to any Additional Financing Amount set forth in any Additional Financing Notice until such objection has been resolved in accordance with the dispute resolution procedures set forth in Subparagraph (i) above. The number of Call Option Shares specified in the Call Notice which the Purchasers have elected to purchase shall be purchased by the Purchasers on a pro rata basis based upon the percentage that the number of Initial Shares purchased by each Purchaser on the Initial Closing Date represents out of the total number of Initial Shares purchased by all of the Purchasers on the Initial Closing Date or in such other proportion as the Purchasers may specify.

               (iii) If the Purchasers choose to exercise their Call Right, the Purchasers shall deliver a notice (a "Call Notice") to the Company setting forth
(a) the number of Call Option Shares to be purchased by each Purchaser on the Call Option Closing Date (as defined in Paragraph 2C of this Agreement) and (b) the date of the Call Option Closing Date (which shall be no more than 15 Business Days after the delivery of the Call Notice, and, if the purchase of Call Option Shares by the Purchasers is subject to a filing under the HSR Act, such specified date shall be extended up to 15 Business Days after any applicable waiting period under the HSR Act shall have expired or been terminated). The Call Notice must be given (if at all) prior to the expiration of the Call Option Period. On the Call Option Closing Date, the Company will issue arid sell to each of the Purchasers, and each of the Purchasers will purchase, the number of Call Option Shares set forth in the Call Notice (which number shall not exceed the maximum number of Call Option Shares as determined pursuant to Subparagraph (ii) above) for the purchase price of $1,000 per share.

          1E. Use of Proceeds. The Company will use the proceeds from the sale of the Series D-l Preferred Stock hereunder solely to fund the operations of the Company as conducted in the ordinary course of business and in accordance with past practice.

          1F. HSR Act Matters.

               (a) Notwithstanding the provisions of Paragraphs I C and ID of this Agreement but subject to Paragraph 1F(b), the Company shall not be required to sell any Option Shares to the Purchasers hereunder, and the Purchasers shall not be required to purchase such shares from the Company, unless any filings under the HSR Act required to be made by the Purchasers and the Company with respect to any such purchase shall have been made and the waiting period with respect thereto shall have expired or been terminated. Any sale of Option Shares by the Company to the Purchasers that is subject to a filing under the HSR Act shall be made at an Option Closing on a date selected by the Company (in the case of the Put Option) and the Purchasers (in the case of a Call Option) not later than 15 Business Days after the waiting period with respect to the HSR Act shall have expired or terminated.

               (b) As promptly as practicable after the date of delivery of any Put Notice or Call Notice in which the exercise of a Put Right or Call Right would require the sale and purchase of Option Shares that is subject to a filing under the HSR Act, the Purchasers and the Company will each promptly make any filings required by the HSR Act to be made in order to consummate the sale of Option Shares by the Company to the Purchasers, and following the date of this Agreement, each party hereto will cooperate with the other parties hereto in connection with any such filings required by the HSR Act. The Company will bear all the filing fees associated with any such filing. Notwithstanding anything to the contrary contained herein, nothing in this Agreement will require any Person, whether pursuant to an order of the Federal Trade Commission or the United States Department of Justice or otherwise, to dispose of any assets, lines of business or equity interests, or otherwise take any action that would materially affect its business, in order to obtain the consent of the Federal Trade Commission or the United States Department of Justice to the transactions contemplated by this Agreement. The Purchasers shall promptly provide the Company (or the Company's counsel) copies of all filings made and any materials submitted by the Purchaser in connection with the HSR Act and the Company shall promptly provide the Purchasers (or the Purchasers' counsel) copies of all filings made and any materials submitted by the Company in connection with the HSR Act, but, in each case, only to the extent such filings are submitted in connection with the Purchasers' investment in the Company hereunder.

     2. The Closings.

          2A. The Initial Closing. The closing of the issuance, sale and purchase of the Initial Shares under this Agreement (the "Initial Closing") shall take place on the date hereof (the "Initial Closing Date"). The Initial Closing shall be held at the offices of the Company, 12801 Stemmons Freeway, Suite 821, Dallas, TX at 10:00 a.m., Central Time, on the date specified above for the Initial Closing, or at such other place or such other time as the Company and the

Purchasers may agree in writing. At the Initial Closing, the Company shall deliver to each of the Purchasers a certificate representing the number of Initial Shares purchased by such Purchaser, registered in the name of such Purchaser, against payment to the Company of the purchase price therefor, by wire transfer, check, or other method acceptable to the Company.

          2B. The Put Option Closing. The closing of the issuance, sale and purchase of the Put Option Shares under this Agreement (each, a "Put Option Closing") shall take place on the date (each, a "Put Option Closing Date") as shall be specified in each Put Notice (but not less than 30 days after the date of the receipt by the Purchasers of such Put Notice and, if the purchase of Put Option Shares by the Purchasers is subject to a filing under the HSR Act, such specified date shall be extended up to 15 Business Days after any applicable waiting period under the HSR Act shall have expired or been terminated). Each Put Option Closing shall be held at the offices of the Company, 12801 Stemmons Freeway, Suite 821, Dallas, TX at 10:00 a.m., Central Time, on the date specified above for such Put Option Closing, or at such other place or such other time as the Company and the Purchasers may agree in writing. At each Put Option Closing, the Company shall deliver to each of the Purchasers a certificate representing the number of Put Option Shares being purchased by such Purchaser, registered in the name of such Purchaser, against payment to the Company of the purchase price therefor, by wire transfer, check, or other method acceptable to the Company. If at any Put Option Closing any of the conditions specified in Paragraph 5B of this Agreement shall not have been fulfilled, each of the Purchasers shall, at its election, be relieved of all of its obligations under this Agreement to be performed at such Put Option Closing without thereby waiving any other rights it may have by reason of such failure or such non-fulfillment.

          2C. The Call Option Closing. The closing of the issuance, sale and purchase of the Call Option Shares under this Agreement (the "Call Option Closing" and, together with the Put Option Closing, the "Option Closings" and, together with the Initial Closing, the "Closings") shall take place on a date (the "Call Option Closing Date" and, together with the Put Option Closing Date, the "Option Closing Dates" and, together with the Initial Closing Date, the "Closing Dates") as shall be specified in the Call Notice (but not less than 30 days after the date of the receipt by the Company of such Call Notice and, if the purchase of Call Option Shares by the Purchasers is subject to a filing under the HSR Act, such specified date shall be extended up to 15 Business Days after any applicable waiting period under the HSR Act shall have expired or been terminated). The Call Option Closing shall be held at the offices of the Company, 12801 Stemmons Freeway, Suite 821, Dallas, TX at 10:00 a.m., Central Time, on the date specified above for the Call Option Closing, or at such other place or such other time as the Company and the Purchasers may agree in writing. At the Call Option Closing, the Company shall deliver to each of the Purchasers a certificate representing the number of Call Option Shares being purchased by such Purchaser, registered in the name of such Purchaser, against payment to the Company of the purchase price therefor, by wire transfer, check, or other method acceptable to the Company. If at the Call Option Closing any of the conditions specified in Paragraph 5B of this Agreement shall not have been fulfilled, each of the Purchasers shall, at its election, be relieved of all of its obligations under this Agreement to be performed at the Call Option Closing without thereby waiving any other rights it may have by reason of such failure or such nonfulfillment.

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

     3. Representations and Warranties of the Company. Subject to and except as disclosed by the Company in the Schedule of Exceptions attached hereto as Exhibit C (the "Exceptions Schedule"), the Company hereby represents and warrants to each of the Purchasers as follows:

          3A. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and each of the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect. The Company has furnished to each Purchaser true and complete copies of its Articles of Incorporation and Bylaws, each as amended to date and currently in effect.

          3B. Capitalization. Immediately after the Initial Closing, the authorized capital stock of the Company shall consist of (i) 50,000,000 shares of Class A Common Stock, of which 1,344,782 shares shall be issued and outstanding, (ii) 700,000 shares of Class B Common Stock, none of which shall be issued and outstanding, and (iii) 10,800,795 shares of Preferred Stock, of which 4,000,000 shares are designated as Series A Preferred Stock, all of which shares of Series A Preferred Stock shall be issued and outstanding, 5,000,000 shares are designated Series B Preferred Stock, all of which shares of Series B Preferred Stock shall be issued or outstanding, 1,409,375 shares are designated Series C Preferred Stock, all of which shares of Series C Preferred Stock shall be issued and outstanding, 251,420 shares are designated Series CI Preferred Stock, all of which shares of Series C-I Preferred Stock shall be issued and outstanding, 70,000 shares are designated Series D- I Preferred Stock, 50,000 of which shares of Series D-1 Preferred Stock shall be issued and outstanding, and 70,000 shares are designated Series D-2 Preferred Stock, none of which shares of Series D-2 Preferred Stock shall be issued and outstanding. All of the issued and outstanding shares of Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-I Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except (a) pursuant to the Company's 1999 Stock Option Plan, dated November 3, 1999 (the "1999 Stock Option Plan"), which provides for the issuance of up to 150,000 shares of Class A Common Stock, or the Company's 2001 Stock Option Plan, dated April 27, 2001 (the "2001 Stock Option Plan"), which provides for the issuance of up to 250,000 shares of Class A Common Stock, (b) upon exercise of the Mezzanine Warrants, (c) upon exercise of the Heller Warrant, (d) upon exercise of the Preferred Warrants, (e) as provided in this Agreement or any Ancillary Agreement, or (f) as set forth in Section 3B of the Exceptions
Schedule: (1) no warrant, option or convertible security or any purchase, subscription, conversion, exchange or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (2) no stock appreciation, phantom stock, profit participation or similar right is authorized or outstanding; (3) the Company has no obligation (contingent or otherwise) to issue any warrant, option or convertible security or any purchase, subscription, conversion, exchange or other right (contingent or otherwise) or any commitment or agreement to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company; and (4) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all Applicable Laws.

          3C. Subsidiaries, Etc. The Company has no Subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture or other non-corporate business enterprise.

          3D. Shareholder List and Agreements. Section 3D of the Exceptions Schedule sets forth a correct and complete list of the holders of Equity Securities of the Company, showing (both on a fully diluted basis (including after giving effect to the conversion, exchange or exercise of any outstanding Equity Securities of the Company but excluding the issuance of any Equity Securities of the Company reserved for issuance under the 1999 Stock Plan and the 2001 Stock Plan and the Option Shares) and non-fully diluted basis, in each case after giving effect to the issuance, sale and delivery of the Initial Shares in accordance with this Agreement) (i) the number and percentage of shares of Class A Common Stock, Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, the Mezzanine Warrants, the Heller Warrant, the Preferred Warrants or other securities of the Company (including, without limitation, options granted under the 1999 Stock Plan and the 2001 Stock Plan) held by each shareholder as of the date of this Agreement, (ii) the consideration paid to the Company, if any, therefor and, (iii) with respect to any holder of preferred stock, warrants, options or other similar convertible security or conversion or exchange right,
(a) the number of such securities or rights granted, (b) the number and type of security of the Company into which such securities or rights are exercisable, convertible or exchangeable for, (c) the conversion or exercise price, if any, of such securities and (d) the number of such securities or rights that have not been exercised, converted or exchanged. Except (i) pursuant to the 1999 Stock Plan and 2001 Stock Plan, (ii) as provided in this Agreement or any Ancillary Agreement, or (iii) as set forth in Section 3D of the Exceptions Schedule, there are no agreements, written or oral, between the Company and any holder of its capital stock, or, to the best of the Company's knowledge, among any holders of its capital stock, relating to the acquisition (including, without limitation, rights of first refusal or preemptive rights), disposition, registration under the Securities Act, or voting of the capital stock of the Company.

          3E. Issuance of Shares. The issuance, sale and delivery of the Series D-1 Preferred Stock in accordance with this Agreement, and the issuance and delivery of the shares of Series D-2 Preferred Stock and Class A Common Stock issuable upon conversion of the shares of Series D-l Preferred Stock, have been, or will be on or prior to each Closing, duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The shares of Series D-l Preferred Stock, when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the shares of Series D-2 Preferred Stock and Class A Common Stock issuable upon conversion of the shares of Series D-1 Preferred Stock, when issued upon such conversion in accordance with the Articles of Incorporation, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens, and not subject to any preemptive rights of any third party. Based in part on the representations made by each of the Purchasers in Part 4 of this Agreement, the offer and sale of the Shares to each of the Purchasers will be in compliance with all Applicable Laws. Immediately after the Initial Closing, the Purchasers shall own in the aggregate 18.25% of the

Common Stock, calculated on a fully diluted basis (including after giving effect to the conversion, exchange or exercise of any outstanding Equity Securities of the Company but excluding the issuance of any Equity Securities of the Company reserved for issuance under the 1999 Stock Plan and the 2001 Stock Plan and the Option Shares) after giving effect to the issuance, sale and delivery of the Initial Shares in accordance with this Agreement.

          3F. Authority for Agreement. The execution, delivery and performance by the Company of this Agreement and all Ancillary Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and constitute the valid and legally binding obligation of the Company enforceable against it in accordance with their respective terms. The execution, delivery and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their provisions by the Company will not violate any provision of Applicable Law or the Articles of incorporation or Bylaws (each as amended to date) and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time or both) under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of any right, or require a consent or waiver under, the Articles of Incorporation or Bylaws (each as amended to date) or any indenture, lease, contract, agreement or other loan document provision or instrument to which the Company is a party or by which it or any of its assets or properties is bound, or any Judgment applicable to the Company or its assets or properties.

          3G. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the offer, issuance, sale and delivery of the Shares, or the other transactions contemplated by this Agreement, except for filings, if any, required under the HSR Act and such filings as shall have been made prior to and shall be effective on and as of each Closing.

          3H. Litigation. Except as set forth in Section 3H of the Exceptions Schedule, (i) there are no Actions or Proceedings pending, or, to the best of the Company's knowledge, any basis therefor or threat thereof (excluding, in the case of any threatened Actions or Proceedings only, any claims or complaints by customers of the Company which individually, and in the aggregate, are not material), against the Company and (ii) the Company is not subject to any outstanding Judgments. None of the Actions or Proceedings set forth in Section 3H of the Exceptions Schedule nor any claims or complaints from customers of the Company excluded from Section 3H of the Exceptions Schedule pursuant to the foregoing sentence, if adversely decided, would, individually or in the aggregate, have, and none of the Judgments set forth in Section 3H of the Exceptions Schedule is, individually or in the aggregate, having or is likely to have, a Material Adverse Effect. There are no Actions or Proceedings pending, or, to the best of the Company's knowledge, any basis therefor or threat thereof, against the Company, nor is the Company subject to any Judgment, which
(a) questions or challenges the validity of this Agreement or any Ancillary Agreement or the right of the Company to negotiate, enter into or perform any action to be taken under this Agreement or any Ancillary Agreement or (b) is having or likely to have the effect of preventing the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

          3I. Financial Statements. The Company has furnished to each of the Purchasers a complete and correct copy of the following financial statements (collectively, the "Financial Statements"): (i) the Company's audited balance sheet, statement of income, changes in shareholders' equity, and cash flows for the fiscal years ended June 30, 1998, June 30, 1999 and June 30, 2000, and (ii) the Company's unaudited balance sheet (the "Balance Sheet") as of January 31, 2001 (the "Balance Sheet Date") and the related statement of operations and cash flow for the seven-month period ended as of the Balance Sheet Date (the "Most Recent Financial Statements"). The Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly the financial condition and results of operations of the Company, as at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied, except that the Most Recent Financial Statements lack footnotes and other presentation items and are subject to normal year-end audit adjustments, which will not be material, individually or in the aggregate.

          3J. Absence of Liabilities. The Company does not have any Liabilities and there is no basis for the Company to be subject to any Liability, except for
(i) Liabilities set forth on the face of the Balance Sheet (rather than in any notes thereto); (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business consistent with past practice, none of which is a Liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, or Action or Proceeding; (iii) Liabilities which, in the aggregate, do not exceed $150,000; or (iv) Liabilities set forth in Section 3H of the Exceptions Schedule.

          3L. Taxes.

               (i) The amount shown on the Balance Sheet as provision for taxes is sufficient in all material respects for payment of all accrued and unpaid federal, state, county, local and foreign taxes for the period then ended and all prior periods, and will be adjusted for the passage of time between the period then ended and each Closing Date in accordance the past custom and practice of the Company. The Company is not currently the beneficiary of any extension of time within which to file any tax return. The Company has filed all federal, state, county, local and foreign tax returns which are required to be filed by it on or prior to the date of each Closing (other than local, county or state returns which the failure to file would not, individually, or in the aggregate, impose a material Liability on the Company), and each such return is true and correct in all material respects, and all taxes, whether or not shown thereon, have been timely paid. Except as set forth in Section 3K of the Exceptions Schedule, no claim has been made in a jurisdiction where the Company does not file tax returns that the Company is liable for taxes in that jurisdiction. Except as set forth in Section 3K of the Exceptions Schedule, none of the tax returns of the Company have been audited by the Internal Revenue Service or other taxing authority, and no controversy with respect to taxes of any type is ongoing, pending or, to the best of the knowledge of the officers, directors and employees responsible for the tax matters of the Company, is there any basis therefor or threat thereof. Neither the Company nor any of its shareholders has ever filed (a) an election pursuant to Section 1362 of the Code, that the Company be taxed as an S Corporation or (b) a consent pursuant to Section 341 (f) of the Code relating to collapsible corporations.

               (ii) The Company has not waived any statute of limitations in respect of any taxes and has not agreed to any extension of time with respect to a tax assessment or deficiency.

               (iii) The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code
(S)2800. The Company is not a party to any tax allocation or sharing agreement. The Company has not been a member of an affiliated group filing a consolidated federal income tax return. The Company does not have any Liability for the taxes of any other Person under Treas. Reg. (S) 1.1502-6, as a transferee, by contract, or otherwise.

               (iv) The Company has not been a United States real property holding corporation within the meaning of Code (S)897(c)(2) during the applicable period specified in Code (S)897(c)(1)(A)(ii). The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Initial Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Initial Closing Date under Code
(S)481(c) (or any corresponding or similar provision of Applicable Law).

          3M. Property and Assets. The Company has a good, marketable and indefeasible title to or a valid leasehold interest in, all of its properties and assets, which comprise all of the properties and assets reflected in the Balance Sheet (except those disposed of since the Balance Sheet Date in the ordinary course of business) and all of the other properties and assets necessary or useful for the conduct of the Company's business as presently conducted and as proposed to be conducted and none of such properties or assets is subject to any Lien of any nature whatsoever other than those the material terms of which are described in the Balance Sheet or in Section 3L of the Exceptions Schedule. All such properties and assets have been maintained in the ordinary course of business in accordance with past practice and such properties and assets are in good operating condition and repair (subject to normal wear and tear), considering their age and operational use.

          3N. Intellectual Property. The Company is the sole owner of or possesses sufficient legal rights to Intellectual Property Rights presently used by the Company or necessary for the conduct of the Company's business as currently conducted and as currently proposed to be conducted. The Company has taken all actions reasonable in light of its financial position to protect the Intellectual Property Rights and, to~ the best knowledge of the Company, no Person is infringing or violating any of such rights. The business currently conducted or currently proposed to be conducted by the Company does not and will not cause the Company to infringe or violate any of the Intellectual Property Rights of any other Person, and, except as set forth in Section 3M of the Exceptions Schedule, does not and will not require the Company to obtain any license or other agreement to use any Intellectual Property Rights of any other Person. Except for standard end-user license agreements, or as set forth in
Section 3M of the Exceptions Schedule, there are no outstanding options, licenses or agreements of any kind relating to the Intellectual

Property Rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed to be conducted, would violate any of the Intellectual Property Rights of any other Person. Section 3M of the Exceptions Schedule contains a complete list of patents, pending patent applications, trademarks, pending trademark applications and service marks of the Company. To the best knowledge of the Company, no employee of the Company is obligated under any agreement or contract (including any license, covenant or commitment of any nature), or subject to any Judgment, that would conflict or interfere with (i) the performance of the any employee's duties as an officer, employee or director of the Company; (ii) the use of any employee's best efforts to promote the interests of the Company; or (iii) the Company's business currently conducted or currently proposed to be conducted. The Company does not believe that it is or will be necessary to use any inventions or works of authorship of its employees (or persons it currently intends to hire) made prior to their employment by the Company.

          3O. Insurance. The Company maintains valid policies of insurance with respect to its properties, assets and business of the kinds and in the amounts not less than is customarily obtained by corporations engaged in the same or similar business and similarly situated, including, without limitation, workers compensation insurance or occupational accident insurance and insurance against casualty loss, public liability, libel, slander, defamation, advertising injury and other risks. Section 3N of the Exceptions Schedule sets forth a schedule and brief description of the policies of insurance currently maintained by the Company. With respect to each such insurance policy: (i) the policy is in full force and effect and (ii) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, cancellation, modification or denial of coverage under the policy; and (iii) no party to the policy has repudiated any of its provisions.

          3P. Material Contracts and Obligations. Section 3O of the Exceptions Schedule sets forth a list of all material agreements or commitments of any nature to which the Company is a party or by which it is bound (excluding agreements to purchase alarm monitoring contracts entered into in the ordinary course of business and in accordance with past practice pursuant to which the Company is only granted a right of first refusal to purchase alarm monitoring contracts and is not obligated to consummate a purchase thereunder), including without limitation (i) each agreement which requires future expenditures by the Company in excess of $150,000 or which might result in payments to the Company in excess of $150,000, (ii) all employment and consulting agreements, collective bargaining agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements, (iii) each agreement with any stockholder, officer or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, (iv) each agreement pursuant to which the Company has issued any Equity Security, including the Series A Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement, the Series C Exchange Agreement and the Note Purchase Agreement, (v) any agreement relating to the Intellectual Property Rights and (vi) any settlement, conciliation or similar agreement. The Company has delivered to the Purchaser correct and complete copies of each of agreement (including any amendments or supplements thereto) set forth in Section 3O of the Exceptions Schedule. All such agreements and contracts are valid, legally binding, enforceable, and in full force and effect. Neither the Company nor, to the best of the Company's knowledge, any other party thereto is in breach of or default under any of the aforesaid agreements and contracts in any material respect and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such agreements or contracts. No party has repudiated any provision of any such agreements or contracts.

          3Q. Compliance. The Company has complied and is in compliance, in all material respects, with all Applicable Laws and has obtained all material permits, licenses, variances, exemptive orders and approvals required by Governmental Authorities for the Company to lawfully monitor security alarms (the "Security Permits"). The Company has obtained all other material permits, licenses, variances, exemptive orders and approvals (the "Other Permits") of all Governmental Authorities necessary for the operation of the business of the Company as it is currently conducted and as currently proposed to be conducted. The Company is in material compliance with all such Security Permits and Other Permits and all such Security Permits and Other Permits are valid and in full force and effect and will not be terminated or otherwise adversely affected by the consummation of the transaction contemplated by this Agreement or any of the Ancillary Agreements. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party pr by which it is bound or of any provision of any existing Judgment or Applicable Law applicable to or binding upon the Company, which has or could have a Material Adverse Effect or, so far as the Company may now reasonably foresee, in the future is reasonably likely to have a Material Adverse Effect. To the best of the Company's knowledge, no employee of the Company is in violation of any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, proprietary information disclosure, noncompetition or non-solicitation.

          3R. Absence of Changes. Since the Balance Sheet Date, there has been no Material Adverse Effect. Without limiting the foregoing and except as set forth in Section 3O of the Exceptions Schedule, since the Balance Sheet Date:

               (a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

               (b) the Company has not entered into any agreement (other than agreements to purchase alarm monitoring contracts entered into in the ordinary course of business and in accordance with past practice pursuant to which the Company is only granted a right of first refusal to purchase alarm monitoring contracts and is not obligated to consummate a purchase thereunder), contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $150,000 or outside the ordinary course of business;

               (c) no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $150,000 to which the Company is a party or by which the Company or its assets are bound;

               (d) the Company has not imposed or permitted any other Person to impose any Lien upon any of its assets, tangible or intangible;

               (e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $150,000 or outside the ordinary course of business;

               (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets (other than agreements to purchase alarm monitoring contracts entered into in the ordinary course of business and in accordance with past practice pursuant to which the Company is only granted a right of first refusal to purchase alarm monitoring contracts and is not obligated to consummate a purchase thereunder) of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $150,000 or outside the ordinary course of business;

               (g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $37,500 alone or $150,000 in the aggregate;

               (h) the Company has not delayed or postponed the payment of accounts payable or any other liabilities outside the ordinary course of business;

               (i) the Company has not engaged in any activity which has resulted in any acceleration or delay of the collection of its accounts or notes receivable outside the ordinary course of business;

               (j) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $150,000 or outside the ordinary course of business;

               (k) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights except in the ordinary course of business;

               (l) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (m) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties or assets;

               (n) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

               (o) the Company has not entered into, modified or terminated any employment contract or collective bargaining agreement, written or oral;

               (p) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

               (q) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other benefit plan), other than the 2001 Stock Option Plan;

               (r) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

               (s) the Company has not made or been subject to any change in its accounting practices, procedures or methods or in its cash management practices;

               (t) the Company has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

               (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the Company or its assets or business; and

               (v) the Company has not committed to do any of the foregoing.

          3S. Employees. All employees of the Company whose employment responsibility requires access to confidential or proprietary information of the Company have agreed in writing not to disclose any such confidential or proprietary information to any third party. None of the employees of the Company is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company (including, without limitation, any organizational drive) or, to the best of the Company's knowledge, is there any basis therefor or threat thereof.

          3T. Employee Benefits.

               (i) Section 3S of the Exceptions Schedule sets forth an accurate and complete list of each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other material employee benefit plan, program or arrangement at any time maintained, sponsored, or contributed to by the Company (each an "Employee Benefit Plan").

               (ii) The Company does not maintain, contribute to, or have any Liability or potential Liability under (or with respect to) any "defined benefit plan" (as defined in Section 3(35) of ERISA), or any "multiemployer plan" (as defined in Section 3(37) of ERISA). No asset of the Company is subject to any Lien under ERISA or the Code. There are no pending or, to the best knowledge of the Company, threatened Actions or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits) which could result in material Liability to the Company.

               (iii) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing material has occurred since the date of such determination that could adversely affect the qualified status of such Employee Benefit Plan.

               (iv) Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms in all material respects and in compliance with the applicable provisions of ERISA, the Code, and any other Applicable Law, in all material respects. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of any Closing Date have been made or properly accrued in all material respects. Each Employee Benefit Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERJSA or Section 4980B of the Code has been administered in compliance with such requirements in all material respects.

          3U. Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of its shareholders and its Board of Directors and committees thereof. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

          3V. Accounts Receivable. All accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the Balance Sheet (rather than in any notes thereto, if any), as adjusted for operations and transactions through each Closing Date in accordance with the past custom and practice of the Company.

          3W. Monitoring Contract Data. Attached hereto as Exhibit D is a complete and correct copy of data relating to the additions and churn of the monitoring contracts owned by the Company for the periods indicated (the "Monitoring Contract Data"). The Monitoring Contract Data is complete and correct, was prepared from the books and records of the Company in accordance with past practice and accurately presents such information as of the dates and for the periods indicated.

          3X. Disclosures. Neither this Agreement, any Ancillary Agreement nor any exhibit hereto or thereto, nor any report, certificate or instrument furnished to any of the Purchasers in connection with the transactions contemplated in this Agreement or the Ancillary

Agreements, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company knows of no information or fact that, individually or in the aggregate, has or would have a Material Adverse Effect which has not been disclosed to the Purchasers in this Agreement or any Ancillary Agreement, including in any exhibit hereto or thereto.

     4. Representations and Warranties of the Purchasers. Each Purchaser severally represents and warrants to the Company as follows:

          4A. Investment. Such Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, and, except as contemplated by this Agreement, the Ancillary Agreements, and the exhibits hereto and thereto, such Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Such Purchaser acknowledges the restrictions on transfer of the Shares set forth in Part 8 of this Agreement. Nothing contained in this Part 4 shall limit or restrict the ability of a Purchaser from pledging or granting a Lien in respect of any Shares to secure bona fide obligations or indebtedness of the Purchaser.

          4B. Authority. Such Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms. Such Purchaser represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

          4C. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement, the offer, issuance, sale and delivery of the Shares, or the other transactions to be consummated at each Closing, as contemplated by this Agreement, except for filings, if any, required under the HSR Act and such filings as shall have been made prior to and shall be effective on and as of each Closing.

          4D. Accredited Investor. Such Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to such Purchaser any and all written information which it has requested and have answered to such Purchaser's satisfaction all inquiries made by such Purchaser. ABRY IV is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

          4E. Nature and Relationship of Purchasers. ABRY IP, ABRY IV and each of their general partners are Affiliates of each other. ABRY IP has investments in Persons other than the Company. ABRY IP has eight limited partners. Each limited partner of ABRY IP is an Affiliate of ABRY IP or an employee of an Affiliate of ABRY IP.

     5. Conditions to the Obligations of the Purchasers.

          5A. Conditions to the Obligations of the Purchasers with Respect to the Initial Closing. The obligation of each of the Purchasers to purchase the Initial Shares at the Initial Closing is subject to the fulfillment, or the waiver by such Purchaser, of each of the following conditions on or before the Initial Closing:

               (i) Accuracy of Representations and Warranties. Each representation and warranty contained in Part 3 of this Agreement that is not subject to any materiality qualifier shall be true and correct in all material respects and those that are subject to any materiality qualifier shall be true and correct on and as of the Initial Closing Date as if such representations and warranties were made on and as of the Initial Closing Date.

               (ii) Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Initial Closing.

               (iii) Opinion of Counsel. Each Purchaser shall have received an opinion from Glast, Phillips & Murray, a Professional Corporation, counsel for the Company, dated the date of the Initial Closing Date, addressed to the Purchasers, and satisfactory in form and substance to the Purchasers and their special counsel, substantially in the form attached as Exhibit E hereto.

               (iv) Ancillary Agreements.

               (a) The Third Amended and Restated Shareholders Agreement attached hereto as Exhibit F (the "Shareholders Agreement") shall have been executed and delivered by the Company, the Purchasers, and the requisite holders of the capital stock of the Company and shall be in full force and effect. All such actions shall have been taken by the Company as may be necessary to elect a Board of Directors of the Company, including the Series D Director (as defined in the Shareholders Agreement), effective upon the Initial Closing, in accordance with the Shareholders Agreement;

               (b) The Third Amended and Restated Registration Agreement attached hereto as Exhibit G (the "Registration Agreement") shall have been executed and delivered by the Company, the Purchasers and each other Person listed on the signature pages thereto and shall be in full force and effect;

               (c) The Sixth Amendment Agreement attached hereto as Exhibit H (the "Amendment Agreement") shall have been executed and delivered by the Company, the Purchasers and each other Person listed on the signature pages thereto and shall be in full force and effect; and

               (d) The Second Amended and Restated Co-Sale Agreement attached hereto as Exhibit I (the "Co-Sale Agreement") shall have been executed and delivered by the Company, the Purchasers and each other Person listed on the signature pages thereto and shall be in full force and effect.

               (v) Certificates and Documents. The Company shall have delivered to the Purchasers or special counsel to the Purchasers:

               (a) the Articles of Incorporation, as amended and in effect as of the Initial Closing Date, certified by the Secretary of State of the State of Texas;

               (b) certificates, as of the most recent practicable dates, as to the existence and corporate good standing of the Company issued by the Secretary of State of the State of Texas;

               (c) Bylaws of the Company, certified by its Secretary as of the Initial Closing Date;

               (d) resolutions of the Board of Directors of the Company, authorizing and approving all matters in connection with this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein, certified by the Secretary of the Company as of the Initial Closing Date;

               (e) a certificate executed by the President of the Company, in the name of and on behalf of the Company, at least two business days prior to the Initial Closing setting forth with respect to any security that is convertible into or exercisable for shares of Common Stock, the conversion or exercise price thereof and the Common Stock into which such Security is convertible or exercisable; and

               (f) such other documents relating to the transactions contemplated in this Agreement and the Ancillary Agreements as any Purchaser may reasonably request.

               (vi) Articles of Amendment. The Articles of Amendment shall have been duly authorized and filed with the Secretary of State of the State of Texas.

               (vii) Compliance Certificate. The Company shall have delivered to the Purchasers a certificate, executed by the President of the Company, in the name of and on behalf of the Company, dated the date of the Initial Closing Date, certifying to the fulfillment of the conditions specified in Subparagraphs
(i) and (ii) of Paragraph 5A of this Agreement.

               (viii) Actions and Proceedings. No Action or Proceeding shall be pending or threatened wherein an unfavorable Judgment would prohibit the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement.

               (ix) Expenses. The Company shall have paid to the Purchasers, in immediately available funds, the expense reimbursement contemplated by Paragraph I OD of this Agreement.

          5B. Conditions to the Obligations of the Purchasers with Respect to Each Option Closing. The obligation of each of the Purchasers to purchase the Option Shares at an Option Closing is subject to the fulfillment, or the waiver by such Purchaser, of each of the following conditions on or before each Option
Closing:

               (i) Accuracy of Certain Representations and Warranties. The representations and warranties of the Company contained in Paragraphs 3E, 3F and 3G of this Agreement shall be true and correct in all material respects as if such representations and warranties were made on and as of such Option Closing Date.

               (ii) Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at such Option Closing.

               (iii) Opinion of Counsel. Each Purchaser shall have received an opinion from Glast, Phillips & Murray, a Professional Corporation, counsel for the Company, dated the date of such Option Closing Date, addressed to the Purchasers, and satisfactory in form and substance to the Purchasers and their special counsel, confirming (with such changes as may be required as a result of transactions contemplated by this Agreement) the opinion delivered by such counsel in accordance with Paragraph 5A of this Agreement.

               (iv) Certificates and Documents. The Company shall have delivered to the Purchasers or special counsel to the Purchasers:

               (a) the Articles of Incorporation, as amended and in effect as of such Option Closing, certified by the Secretary of State of the State of Texas;

               (b) certificates, as of the most recent practicable dates, as to the existence and corporate good standing of the Company issued by the Secretary of State of the State of Texas;

               (c) Bylaws of the Company, certified by its Secretary as of such Option Closing Date;

               (d) resolutions of the Board of Directors of the Company, authorizing and approving all matters in connection with this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein, certified by the Secretary of the Company to be in full force and effect as of such Option Closing Date;

               (e) a certificate executed by the President of the Company, in the name of and on behalf of the Company, at least two business days prior to such Option Closing setting forth with respect to any security that is convertible into or exercisable for shares of Common Stock, the conversion or exercise price thereof and the Common Stock into which such security is convertible or exercisable; and

               (f) such other documents relating to the transactions contemplated in this Agreement and the Ancillary Agreements as any Purchaser may reasonably request.

               (v) Compliance Certificate. The Company shall have delivered to the Purchasers a certificate, executed by the President of the Company, in the name of and on behalf of the Company, dated the date of such Option Closing Date, certifying to the fulfillment of the conditions specified in Subparagraphs
(i) and (ii) of Paragraph 5B of this Agreement.

               (vi) Actions and Proceedings. No Action or Proceeding shall be pending or threatened wherein an unfavorable Judgment would prohibit the consummation of any of the transactions contemplated by this Agreement or any Ancillary.

               (vii) No Material Adverse Effect. During the period from the date hereof to such Option Closing Date, no event or events shall have occurred or be continuing (including any Action or Proceeding) which has had or could reasonably be expected to have a Material Adverse Effect. For purposes of this Paragraph 5B(vii) only, the occurrence and/or continuation of the following events shall not be deemed to have a Material Adverse Effect: (a) the effect of any amendment, repeal or enactment of any Applicable Law or (b) if, despite of the conduct of its business in the ordinary course of business as conducted in accordance with past practice, the Company has limited cash available to fund its operations; provided, however, if the limited availability of cash is the result of a deterioration in the financial condition or results of operations of the Company's business, such limited availability shall be deemed a Material Adverse Effect.

               (viii) Expenses. The Company shall have paid to the Purchasers, in immediately available funds, the expense reimbursement contemplated by Paragraph I OD of this Agreement.

               (ix) HSR Act Waiting Period. Any waiting period imposed by the HSR Act shall have expired or shall have been terminated.

     6. Condition to the Obligations of the Company with Respect to each Closing. The obligations of the Company to issue and sell the Initial Shares, Put Option Shares and Call Option Shares to the Purchasers at the Initial Closing, Put Option Closing and Call Option Closing, respectively, are subject to fulfillment, or the waiver by the Company, of the following condition on or before each such Closing:

               (i) Each representation and warranty of the Purchasers contained in Part 4 of this Agreement shall be true and correct on and as of such Closing Date as if such representations and warranties were made on and as of such Closing Date.

               (ii) The Purchasers shall have tendered at such Closing the aggregate consideration set forth herein as the purchase price for the Initial Shares, Put Option Shares and Call Option Shares, as applicable.

               (iii) Security Agreements.

               (a) The Pledge Agreement attached hereto as Exhibit J (the "Pledge Agreement") shall have been executed and delivered by the Purchasers and shall be in full force and effect;

               (b) The Affiliate Subordination Agreement attached hereto as Exhibit K (the "Affiliate Subordination Agreement") shall have been executed and delivered by the Purchasers and shall be in full force and effect; and

               (c) The Amendment Agreement shall have been executed and delivered by the Purchasers and shall be in full force and effect.

               (d) HSR Act Waiting Period. Any waiting period imposed by the HSR Act shall have expired or shall have been terminated.

     7. Covenants of the Company.

          7A. Inspection and Observation. The Company shall permit each Major Purchaser or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records (including tax records), and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice, without interference to the conduct of the Company's business and as often as may be reasonably requested.

          7B. Financial Statements and Other Information. The Company shall deliver to each Major Purchaser:

               (i) within 100 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of operations and of cash flows of the Company for such year, certified by Arthur Andersen LLP or another firm of certified public accountants of established national reputation selected by the Board of Directors (with a majority of the Purchaser Directors concurring), and prepared in accordance with generally accepted accounting principles;

               (ii) within 30 days after the end of each month, an unaudited balance sheet of the Company as at the end of such month and unaudited statements of operations and of cash flows of the Company for such month and for the current fiscal year to the end of such month, setting forth in comparative form the Company's operating budget for the corresponding periods for the current fiscal year, accompanied by an executive summary of the activities of the Company during such month, signed by the Company's chief executive officer and chief financial officer;

               (iii) as soon as available, but in any event not later than 30 days prior to the beginning of each new fiscal year, an operating budget for such fiscal year approved by the Board of Directors (with a majority of the Purchaser Directors concurring);

               (iv) with reasonable promptness, such other notices, information and data with respect to the Company as the Company delivers to the holders of its Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-I Preferred Stock, and such other information and data as the Purchaser may from time to time reasonably request.

     The foregoing financial statements shall be prepared on a consolidated basis, if the Company then has any Subsidiaries. The financial statements delivered pursuant to clause (ii) shall be accompanied by a certificate of the Chief Financial Officer of the Company stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby.

          7C. Material Changes and Litigation. The Company shall promptly notify each Purchaser of any material adverse change in the business, operations, assets, properties, income, prospects or condition (financial or otherwise) of the Company and of any Action or Proceeding brought or, to the best of the Company's knowledge, threatened against the Company, or against any officer, director, key employee or principal shareholder of the Company materially adversely affecting or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

          7D. Proprietary Information Agreements. The Company shall require all individuals now or hereafter employed by the Company whose employment responsibility requires their having access to confidential or proprietary information of the Company to agree in writing not to disclose any such confidential or proprietary information to any third party.

          7E. Termination of Covenants. The covenants of the Company contained in Paragraphs 7A through 7D shall terminate, and be of no further force or effect, at the time of and subject to the closing and funding of the Company's initial public offering but only for so long as the Company is required to file reports under, and is in compliance with, Section 13 of the Exchange Act.

          7F. Reservation of Series D-2 Preferred Stock and Common Stock. The Company shall reserve and maintain a sufficient number of shares of Series D-2 Preferred Stock and Class A Common Stock for issuance upon conversion of all of the outstanding shares of Series D-l Preferred Stock.

     8. Transfer of Shares.

          8A. Restrictions. The Shares shall be subject to the restrictions on transfer set forth in the Shareholders Agreement.

          8B. Legends. Each certificate representing Shares shall bear a legend substantially in the following form:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM."

     The foregoing legend shall be removed from the certificates representing any Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act.

     9. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Action or Proceeding" means any (i) action, claim, grievance, hearing, investigation, proceeding or suit of or by any Person or (ii) audit, investigation, inquiry or proceeding by any Governmental Authority.

     "Affiliate" means with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and, in the case of an individual, includes any relative or spouse of such individual, or any relative or such spouse, who has the same home as such individual. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Ancillary Agreements" mean any and all agreements other than this Agreement required to be executed by the parties to this Agreement on or prior to the Initial Closing pursuant to Paragraph 5A(iv).

     "Applicable Law" means any applicable agreement, authorization, award, code, constitution, decision, decree, determination, directive, injunction, interpretation, judgment, order, ordinance, permit, plan, regulation, requirement, rule, ruling, statute, treaty, writ or other restriction of, by or with any Governmental Authority.

     "Articles of Incorporation" means the Articles of Incorporation of the Company, as amended by the Articles of Amendment and in effect at a Closing.

     "ABRY IP" means ABRY Investment Partnership, L.P.

     "ABRY IV" means ABRY Partners IV, L.P.

     "Austin Ventures" means Austin Ventures III and Austin Ventures V, collectively.

     "Austin Ventures III" means Austin Ventures III-A, L.P. and Austin Ventures III-B, L.P., collectively.

     "Austin Ventures V" means Austin Ventures V, L.P. and Austin Ventures V Affiliates Fund, L.P., collectively.

     "Board of Directors" means the board of directors of the Company.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by Applicable Law to close.

     "Bylaws" means the bylaws of the Company, as amended and in effect at the Closing.

     "Class A Common Stock" means the Company's Class A Common Stock, par value $.01 per share.

     "Class B Common Stock" means the Company's Class B Common Stock, par value $.01 per share.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "CRL" means Capital Resource Lenders II, L.P.

     "Equity Securities" means any capital stock or similar security, including without limitation, securities containing equity features and securities containing profit participation features, or any security convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security carrying any warrant or right to subscribe for or purchase any stock or similar security, or any such warrant or right.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force and the rules promulgated thereunder.

     "Financial Statements" has the meaning set forth in Paragraph 31.

     "Governmental Authority" means any agency, arbitrator, authority, commission, court, official tribunal or other instrumentality of the United States of America, any foreign country or any state, county, city or other political subdivision of the United States of America or any foreign country.

     "Heller Warrant" means the Company's Warrant for the purchase (subject to adjustment as provided therein) of 367,238 shares of Class B Common Stock, issued to Heller Financial, Inc. ("Heller") pursuant to that certain Warrant Agreement, by and between the Company and Heller, dated November 10, 1994, as amended by that certain First Amendment to Warrant Agreement, dated as of June 15, 1998.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Pre-merger Notification Rules promulgated thereunder.

     "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosure and inventions (whether patentable or unpatentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names and Internet domain names and uniform resource locators ("URLs") and registration and applications for registration thereof, together with all of the goodwill associated therewith; (iii) copyrights, copyrightable works and industrial designs, and registrations and applications for registration thereof; (iv) computer soft-ware, data bases and documentation; and
(v) trade secrets and other confidential information (including ideas, formulae and compositions), know-how, processes, techniques, research and development information, drawings, specifications, designs, plans, proposals, data, financial, business and marketing plans and customer and supplier lists and information.

     "Judgment" means any decision, decree, directive, injunction, judgment, order, ruling, settlement or other determination of any arbitrator or Governmental Authority.

     "Liability" means any direct or indirect claim, damage, deficiency, indebtedness, liability, loss, obligation or responsibility of any nature or type, whether choate or inchoate, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

     "Lien" means any lien, security interest, pledge, mortgage, deed of trust, charge or encumbrance in real, personal or mixed property (tangible or intangible, and wherever located).

     "Major Purchaser" means a Purchaser holding not less than 10% of the Underlying Common Stock, and for purposes of determining whether the number of shares of Underlying Common Stock held by a Purchaser qualifies such Purchaser as a Major Purchaser, such Purchaser will be deemed to hold Underlying Common Stock held by Affiliates of such Purchaser and, with respect to a Purchaser that is a corporation, limited liability company or partnership, shares of Underlying Common Stock distributed to and held by its shareholders, members or partners.

     "Material Adverse Effect" means any change or changes, circumstance or circumstances, development or developments, or effect or effects that individually, or in the aggregate, are or could reasonably be expected to be materially adverse to the business, operations, assets, properties, income, prospects or condition (financial or otherwise) of the Company taken or considered as a whole.

     "Mezzanine Warrants" means the Company's Common Stock Purchase Warrants for the purchase (subject to adjustment as provided therein) of an aggregate of 569,757 shares of Class A Common Stock, issued to Austin Ventures III and CRL pursuant to the Note Purchase Agreement.

     "Note Purchase Agreement" means the Senior Subordinated Note and Warrant Purchase Agreement dated as of May 10, 1996, by and among the Company, Austin Ventures III and CRL, as supplemented and modified by (i) the Senior Subordinated Note and Warrant Purchase Agreement, dated as of November 22, 1996, and (ii) the Senior Subordinated Note and Warrant Purchase Agreement, dated as of May 19, 1997, as amended by that certain Amendment, dated as of March 13, 1998, that certain Second Amendment, dated as of January 13, 1999, that certain Termination of Put Rights, dated as of June 15, 1998, that certain Third Amendment, dated as of March 9, 1999, and that certain Fourth Amendment, dated as of February 4, 2000.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization or other similar entity or organization or a Governmental Authority.

     "Preferred Stock" means the Company's Preferred Stock, par value 50.01 per share, more fully described in the Articles of Incorporation.

     "Preferred Warrants" means the Company's Common Stock Purchase Warrants for the purchase (subject to adjustment as provided therein) of an aggregate of 961,700 shares of Class A Common Stock, issued to Austin Ventures V and CRL pursuant to the Series B Purchase Agreement.

     "Purchaser Directors" has the meaning set forth in the Shareholders Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force and the rules promulgated thereunder.

     "Series A Preferred Stock" means the Company's Series A Preferred Stock, par value $0.01 per share, more fully described in the Articles of Incorporation.

     "Series A Purchase Agreement" means the Stock Purchase Agreement, dated as of October 21, 1994, among the Company and Austin Ventures III, as amended by that certain Amendment No. I to Stock Purchase Agreement, dated as of November 10, 1994, that certain Amendment No. 2 to Stock Purchase Agreement, dated as of May 10, 1996, that certain Consent to Various Actions under Various Documents, dated as of May 13, 1998, and that certain Consent to Various Actions under Various Documents and Amendment to Stock Purchase Agreement, dated as of January 6, 1999, providing, among other things, for the purchase and sale of Series A Preferred Stock.

     "Series B Preferred Stock" means the Company's Series B Preferred Stock, par value $0.01 per share, more fully described in the Articles of Incorporation.

     "Series B Purchase Agreement" means the Series B Preferred Stock and Warrant Purchase Agreement, dated as of May 19, 1997, among the Company, CRL and Austin Ventures V. as amended by that certain Termination of Put Rights, dated as of June 15, 1998, providing, among other things, for the purchase and sale of Series B Preferred Stock and the Preferred Warrants.

     "Series C Exchange Agreement" means the Series C Preferred Stock Exchange Agreement, dated as of April 27, 2001, among the Company, CRL and Windward, providing, among other things, for the exchange of 1,409,375 shares of Series C Preferred Stock for 1,409,375 shares of Series C Preferred Stock arid 251,420 shares of Series C-I Preferred Stock.

     "Series C Preferred Stock" means the Company's Series C Preferred Stock, par value $0.01 per share, more fully described in the Articles of Incorporation.

     "Series C-1 Preferred Stock" means the Company's Series C-1 Preferred Stock, par value $0.01 per share, more fully described in the Articles of incorporation.

     "Series C Purchase Agreement" means the Series C Preferred Stock Purchase Agreement, dated as of February 22, 1999, among the Company, CRL and Windward, providing, among other things, for the purchase and sale of Series C Preferred Stock.

     "Series D-2 Preferred Stock" means the Company's Series D-2 Preferred Stock, par value $0.01 per share, more fully described in the Articles of Incorporation.

     "Subsidiary" means (i) any corporation where more than 50% of the outstanding voting securities or ordinary voting power to elect a majority of the board of directors is owned by the Company or any Subsidiary, directly or indirectly, or (ii) a partnership or limited liability company in which the Company or any Subsidiary is a general partner or manager or holds interests entitling it to receive more than 50% of the profits or losses of the partnership or limited liability company.

     "Underlying Common Stock" means Class A Common Stock issued or issuable upon the conversion of Series D-1 Preferred Stock issued pursuant to this Agreement and for purposes of applying this definition only, any Person who holds any such Series D-1 Preferred Stock shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of such Preferred Stock regardless of any restriction or limitation on the conversion of such Preferred Stock, such Underlying Common Stock shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of such Underlying Common Stock hereunder.

     "Windward" means Windward Capital L.P. II, LLC and Windward Capital Partners II, L.P., collectively.

     10. Miscellaneous.

          10A. Successors and Assigns. The rights and obligations of each Purchaser under this Agreement may be assigned by such Purchaser to any Person to whom Shares are transferred by such Purchaser, and such transferee shall be deemed a "Purchaser" for purposes of this Agreement, provided that the transferee provides written notice of such assignment to the Company. Notwithstanding the foregoing, without the prior written consent of the Company, the Put Rights and Call Right may only be assigned to Affiliates of the Purchasers.

          10B. Confidentiality. Except as required by Applicable Law, each Purchaser agrees that it will keep confidential arid will not disclose or divulge any confidential, proprietary or secret information that such Purchaser may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to such Purchaser pursuant to this Agreement or otherwise, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public; provided, however, that such Purchaser may disclose such information
(i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of any Shares from such Purchaser as long as such prospective purchaser agrees in writing to be bound by the provisions of this Paragraph 10B or (iii) to any Affiliate of such Purchaser or to a member, partner or shareholder of such Purchaser.

          10C. Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated herein, regardless of any investigation by the Purchasers or on behalf of the Purchasers.

          10D. Expenses.

               (i) Subject to any restrictions in the definitive documentation relating to the senior secured credit facility (the "Senior Credit Facility") of the Company in effect on the date hereof, the Company agrees to pay and hold the Purchasers and holders of the Shares harmless from liability for the payment of:

               (a) the fees and expenses of the Purchaser, including the reasonable fees and expenses of special counsel and accountants to the Purchasers, arising in connection with the due diligence, negotiation and execution of this Agreement, the Ancillary Agreements and the Articles of Amendment, fees and expenses incurred in connection with filings under the HSR Act and consummation of the transactions contemplated herein (including, without limitation, the sale and purchase of the Initial Shares, the Put Option Shares and the Call Option Shares), including the reasonable fees and disbursements of Purchasers' certified public accounting firm described in Section ID and the Deciding Accountant;

               (b) the fees and expenses incurred with respect to the interpretation of, or any amendments or waivers to this Agreement, the Ancillary Agreements or the Articles of Incorporation (whether or not the same become effective);

               (c) if a Purchaser or other holder of Shares desires to sell or otherwise transfer any or all of the Shares held by it and counsel for the Company declines to render a legal opinion to such Purchaser or holder, without cost or expense to such Purchaser or holder, whether or not registration under the Securities Act will be required for such sale or transfer, the fees and expenses of counsel for such Purchaser or holder in obtaining such an opinion;

               (d) the fees and expenses incurred in reviewing any registration statement or prospectus or any amendments or supplements thereto prepared pursuant to the Registration Agreement;

               (e) the fees and expenses incurred in connection with any requested waiver of the right of any holder of Shares or the consent of any holder of Shares to contemplated acts of the Company not otherwise permissible by the terms of this Agreement, the Ancillary Agreements or the Articles of Incorporation;

               (f) stamp and other taxes, excluding income taxes, which may be payable with respect to the execution and delivery of this Agreement or the issuance, delivery or acquisition of Shares;

               (g) the fees and expenses incurred in respect of the enforcement of the rights granted under this Agreement, the Ancillary Agreements and the Articles of Incorporation;

               (h) all costs, fees and expenses incurred by the Company (including the fees and expenses of Vinson & Elkins L.L.P., special counsel to Austin Ventures) in its performance of and compliance with this Agreement, the Ancillary Agreements and the Articles of Incorporation, it being understood and agreed that such costs, fees and expenses shall be borne solely by the Company;

               (i) fees and expenses incurred by each such Person in any filing with any Governmental Authority with respect to its investment in the Company or in any other .filing with any Governmental Authority with respect to the Company that mentions such Person; and

               (j) all costs and expenses incurred in respect of actions taken at the request of the Company.

               (ii) To the extent the Company is restricted by the provisions in the definitive documentation relating to the Senior Credit Facility from paying any amounts of the type described in Subparagraph (i), such amounts shall be accrued by the Company and shall be paid immediately upon the earlier to occur of (a) the repayment in full in cash of any and all amounts owed by the Company under the Senior Credit Facility and
(b) the first date upon which the payment of such amounts is not restricted by the Senior Credit Facility.

          10E. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or by cable, telex, facsimile transmission, telegram or overnight delivery service, or 72 hours after having been mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications will be sent to each party at the address indicated below:

     If to the Company, at Monitronics International, Inc., 12801 Stemmons Freeway, Dallas, TX 75234, Attention: James R. Hull, President (facsimile (972) 919-1985), or at such other address or addresses as may have been furnished in writing by the Company to the Purchaser, with a copy to Glast, Phillips & Murray, P.C., Suite 2200, L.B. 48, One Galleria Tower, Dallas, TX 75240-8329,
Attention: Mike Parsons, (facsimile (972) 419-8329).

     If to a Purchaser, at its address set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company in writing by such Purchaser, with a copy to Kirkland & Ellis, 153 East 53rd Street, New York, NY 10022, Attention John L. Kuehn, (facsimile (212) 446-4900).

          10F. Brokers. The Company and each Purchaser (i) represents and warrants to the other parties hereto that it has retained no finder or broker in connection with the transactions contemplated in this Agreement, and (ii) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders, fees or commissions, or consulting fees in connection with the transactions contemplated in this Agreement asserted by any Person on the basis of any statement or representation alleged to have been made by such indemnifying party.

          10G. Entire Agreement. This Agreement, the exhibits hereto and the Ancillary Agreements embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

          10H. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least 66 2/3% of the Shares. Any amendment or waiver effected in accordance with this Paragraph 1 OH shall be binding upon each holder of any Shares, each future holder of all such Shares and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

          10I. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

          10J. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          10K. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          10L. Governing Law. The construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

          10M. Further Assurances. Each party to this Agreement hereby covenants and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated herein.

          10N. Indemnification. The Company, without limitation as to time, will indemnify each Purchaser and its agents and representatives against, and hold each Purchaser and its agents and representatives harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and attorneys' fees and expenses) (collectively, the "Losses") (i) arising out of or related to any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement; (ii) any non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; or (iii) incurred pursuant to any Action or Proceeding against the Company, any Purchaser or any of their agents and representatives arising out of or in connection with this Agreement, any Ancillary Agreement (or any other document or instrument executed pursuant hereto or thereto), which investigation or proceeding requires the participation of, or is commenced or filed against, one or more of the Purchasers and any of their agents because of this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein, other than any Losses resulting from action on the part of such Purchaser or its agents or representatives which is finally determined in such proceeding to be primarily and directly a result of (a) such Purchaser's gross negligence or willful misconduct, (b) a breach of a fiduciary duty, if any, owed by such Purchaser to the Company, (c) an act or omission that involves intentional misconduct or a knowing violation of Applicable Law by such Purchaser, (d) a transaction from which such Purchaser received an improper personal benefit, (e) losses incurred by or on behalf of an agent of a Purchaser that are the subject of the indemnification agreement entered into by the Company and such agent pursuant to the Shareholders Agreement, as to which Losses such indemnification agreement, rather than this Paragraph 10N, shall apply, or (f) Losses incurred by a Purchaser under the HSR Act. The

Company agrees to reimburse each Purchaser and its agents and representatives promptly for all such Losses as they are incurred by such Purchaser and its agents. Each Purchaser agrees to reimburse the Company for any payments made by the Company to such Purchaser pursuant to Subparagraph (iii) of this Paragraph 10N for Losses which are finally determined in such proceeding to primarily and directly result from the gross negligence or willful misconduct of such Purchaser. The obligations of the Company to each Purchaser and its agents and representatives under this Paragraph 10N will be separate obligations. The obligations of the Company under this Paragraph 10N will survive any transfer of securities by any Purchaser and the termination of this Agreement or any Ancillary Agreement.

          10O. Legal Representation. The Company and each Purchaser acknowledges that Vinson & Elkins L.L.P., special counsel to Austin Ventures, has been requested by the Company and the Purchasers to assist in the review and negotiation of this Agreement, the Ancillary Agreements and the Articles of Amendment, and the consummation of the transactions contemplated herein. The Company and each Purchaser acknowledges that Vinson & Elkins L.L.P. represents Austin Ventures and does not represent the Company or any Purchaser in any respect. Each Purchaser understands and acknowledges that Vinson & Elkins L.L.P. is not advising such Purchaser with respect to such Purchaser's decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including without limitation the purchase of the Shares to be purchased by such Purchaser on the terms and conditions set forth herein. Each Purchaser acknowledges that such Purchaser has obtained separate legal representation in connection with such matters.

                                     * * * *

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

                                        COMPANY:

                                        MONITRONICS INTERNATIONAL, INC.


                                        By: /s/ James R. Hull
                                            ------------------------------------
                                            James R. Hull,
                                            President and CEO


                                        PURCHASERS:

                                        ABRY PARTNERS IV, L.P.


                                        By: ABRY Capital Partners, L.P.,
                                             Its General Partner


                                            By: ABRY Capital Partners, LLC,
                                                 Its General Partner


                                                By:
                                                    ----------------------------
                                                Name:
                                                Title:


                                        ABRY INVESTMENT PARTNERSHIP, L.P.


                                        By: ABRY Investment GP, LLC,
                                            Its General Partner


                                            By:
                                                --------------------------------
                                            Name:
                                            Title:

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

                                        COMPANY:

                                        MONITRONICS INTERNATIONAL, INC.


                                        By:
                                            ------------------------------------
                                            James R. Hull,
                                            President and CEO


                                        PURCHASERS:

                                        ABRY PARTNERS IV, L.P.


                                        By: ABRY Capital Partners, L.P.,
                                             Its General Partner


                                            By: ABRY Capital Partners, LLC,
                                                 Its General Partner


                                                By: /s/ Jay Grossman
                                                    ----------------------------
                                                Name: Jay Grossman
                                                Title: Vice President


                                        ABRY INVESTMENT PARTNERSHIP, L.P.


                                        By: ABRY Investment GP, LLC,
                                            Its General Partner


                                                By: /s/ Jay Grossman
                                                    ----------------------------
                                                Name: Jay Grossman
                                                Title: Vice President